Exhibit 12.1

	YTD	Year End.	Year End.	Year End.	Year End.	Year End.
	2009	2008	2007	2006	2005	2004
RATIO OF EARNINGS TO FIXED CHARGES:
Earnings:
Pretax (loss)	$(17,471)	$(15,467)	$(34,016)	$(23,281)	$(18,641)	$(12,290)
Add:
Interest expense	22	36	4	3	0	2
Interest factor of rental expense (b)	147	178	175	100	100	131

Total Earnings	(17,302)	(15,253)	(33,837)	(23,179)	(18,541)	(12,157)

Fixed Charges:
Interest expense	22	36	4	3	0	2
Interest factor of rental expense (b)	147	178	175	100	100	131

Total fixed charges	169	214	179	102	100	133

Deficiency of earnings to cover fixed charges	$(17,471)	$(15,467)	$(34,016)	$(23,281)	$(18,641)	$(12,290)

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings	$(17,302)	$(15,253)	$(33,837)	$(23,179)	$(18,541)	$(12,157)

Fixed Charges:
Interest expense	22	36	4	3	0	2
Preference security dividends (a)	—	—	—	—	—	—
Interest factor of rental expense (b)	147	178	175	100	100	131
Preferred stock expense (c)	—	—	19	161	212	270

Total fixed charges & dividends	169	214	199	263	312	403

Deficiency to cover fixed charges and preferred dividends	$(17,471)	$(15,467)	$(34,035)	$(23,442)	$(18,853)	$(12,560)

(a) COMPUTATION OF PREFERENCE SECURITY DIVIDENDS:
Consolidated subsidiary preferred dividends
Tax effect	60%	60%	60%	60%	60%	60%

Total	—	—	—	—	—	—

(b) COMPUTATION OF INTEREST FACTOR OF RENTAL EXPENSE:
Operating rental expense	$442	536	529	301	302	394
Interest factor	33%	33%	33%	33%	33%	33%

Total	147	178	175	100	100	131

(c) COMPUTATION OF PREFERRED STOCK EXPENSE:
Preferred dividends	$—	—	12	96	127	162
Tax effect	60%	60%	60%	60%	60%	60%

Total	—	—	19	161	212	270